EXHIBIT 95.5

REPORT ON FORM 8K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 30, 2005

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THE MADONNA CORPORATION

(Name of Small Business issuer in its charter)

                   COLORADO

                    000-32445               98-0219157

     (State or other jurisdiction of            (Commission File No.)    (IRS Employer

      incorporation or organization)

    Identification No.)

7816 Calla Donna Place, Calgary, AB T2V 2R1

(Address of principal executive offices)

(403) 781-8349

(Registrant’s telephone number)

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Item 4.01  Changes in Registrant’s Certifying Accountant

On November 30, 2005, by board resolution, the registrant’s independent auditors, Amisano Hanson, Chartered Accountants were dismissed.  Amisano Hanson in both their June 30, 2003 and June 30, 2004 Independent Auditor’s report qualified their report as to the viability of the registrant as a going concern as follows:

“The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company is in the development stage, has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations.  These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty”.

A copy of the letter from Amisano Hanson is attached to this report as Exhibit 16:1

MacKay, LLP Chartered Accountants has been appointed the registrant’s new independent auditor as of December 1, 2005.

The registrant has not consulted with MacKay, LLP on any accounting matters prior to its engagement.

We hereby acknowledge that:

•

the company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the company may not assert staff comments as a defense in any proceeding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MADONNA CORPORATION

/S/ Lance Larsen

Lance Larsen, Secretary/Treasurer and Chief Accounting Officer

Date   January 21, 2006

ex 16.1

January 27, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for The Madonna Corporation (the “Company”).  We have read the Company’s current report on Form 8-K/A dated November 30, 2005 and are in agreement with the first, second and third paragraphs of Item 4.  We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

“Amisano Hanson”

AMISANO HANSON